UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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BUNGE LIMITED
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Bunge Limited 1391 Timberlake Manor Parkway St. Louis, Missouri 63017 U.S.A.

May 14, 2020

Dear Shareholder:

By now, you should have received a copy of the proxy statement in connection with our Annual General Meeting of Shareholders, which will be held on Thursday, May 21, 2020 at 3:00 p.m., Central Time, along with the proxy card or notice of Internet availability of proxy materials.

As Chair of the Board of Directors of Bunge Limited, I am writing to ask for your support by voting in accordance with the recommendations of our Board on all proposals. In particular, I am asking you to vote "FOR" the annual advisory vote on the compensation of our named executive officers ("Say-on-Pay") (Item No. 3).

Shareholder Engagement and Support

We value the opinions of our shareholders as expressed through the Say-on-Pay vote and the feedback that we receive. Based on feedback from our shareholders, the Human Resources and Compensation Committee's consideration of competitive market practices and its goal of continuing to link compensation to the achievement of our business plans and long-term strategies, we have made meaningful changes to our executive compensation program in recent years and will continue to do so as appropriate. Over the past several years, our independent Board Chair and management have engaged with institutional investors representing approximately 40% to 50% of our outstanding shares. Additionally, outside of the shareholder outreach program, we interact with institutional and individual shareholders throughout the year on a wide range of issues. Feedback from these discussions is relayed to the Board of Directors and is a key element in the development of our governance, compensation and sustainability policies, as well as the ongoing evaluation of our business strategy and performance. Since the inception of our shareholder engagement outreach program in 2014, an average of 91% of votes cast were in favor of our executive compensation program. We believe that this overall level of support reflects the success of our shareholder outreach efforts and shareholder endorsement of the structure and outcomes of our executive compensation program.

Pay and Performance

The Human Resources and Compensation Committee actively monitors the relationship between pay and performance and strives to maintain a strong relationship between the two. As disclosed in the proxy statement, our history shows that, over time, our total return to shareholders relative to our peers is consistent with the compensation delivered to our CEO relative to the same peers; with peer relative performance and pay both within a quartile of one another in nine of the past ten measurement periods as shown in the following chart:

History of Pay and Performance Alignment

(1)
Relative total direct realizable compensation is comprised of: (i) base salary; (ii) annual incentive awards reflected as a three-year average of actual awards paid for the corresponding period; and (iii) equity incentive awards for the corresponding period as follows: (a) stock options: current Black Scholes value; (b) performance-based restricted stock units: in cycle awards are assumed to be paid out at target and earned awards are reflected based on actual amounts paid out; and (c) time-based restricted stock units at current intrinsic value.

(2)
For the relative total shareholder return comparison, all components are calculated on a comparable basis for Bunge and the peer group companies.

In March 2020, the Human Resources and Compensation Committee reviewed and certified achievement of the performance metrics for the performance-based restricted stock units granted in March 2017 for the 2017-2019 performance period. Fifty percent of those awards was tied to the achievement of a three-year cumulative fully diluted earnings per share from continuing operations target equal to $17.21 and 50% was tied to the achievement of a three-year average return on invested capital target of 7.8%. Based on the Human Resources and Compensation Committee's determination that performance was below threshold levels set forth above, no performance-based restricted stock units were earned by our named executive officers for the 2017-2019 performance period.

Leadership Transition

In 2019, the Board oversaw several significant changes to improve the performance of the business, that included enhancements to the leadership team, completion of a number of portfolio actions, and improvements to the underlying business. To assist you in evaluating the Say-on-Pay proposal, I would like to highlight the following actions taken in 2019 to ensure a smooth transition of the leadership team while remaining consistent with our executive compensation philosophy.

External hiring of three new named executive officers.    In connection with the appointment of Gregory Heckman as Chief Executive Officer, Brian Zachman as President of Risk Management, and John Neppl as Chief Financial Officer, we carefully structured compensation elements to ensure the alignment of their interests with those of long-term shareholders, drive business goals and reward profitable growth and increased shareholder value. In doing so, we provided the following one-time pay elements:

  •
  Mr. Heckman.  In April 2019, we appointed Mr. Heckman as our Chief Executive Officer. Mr. Heckman had served as acting Chief Executive Officer since January 2019. In connection with his appointment and as part of his employment agreement, we provided Mr. Heckman with a one-time signing bonus of $1,000,000. In addition, in connection with his appointment as Chief Executive Officer and in order to increase his stake in the business contingent upon making a personal investment in Bunge common shares, we granted Mr. Heckman a one-time award of restricted common shares with a fair market value of $2,000,000 following his purchase of $2,000,000 of common shares in May 2019. The signing bonus and the grant date fair market value of the matching restricted shares must be repaid if he voluntarily resigns or his employment is terminated for cause prior to the second anniversary of his appointment. In addition, Mr. Heckman is prohibited from transferring the matching restricted shares until he has satisfied his stock ownership guideline of six times base salary.

  •
  Mr. Zachman.  In January 2019, we appointed Mr. Zachman as our President, Global Risk Management. In connection with his appointment and as part of his employment agreement, we provided Mr. Zachman with a one-time signing bonus of $3,350,000. The amount of this signing bonus was intended to replace amounts that Mr. Zachman forfeited by terminating his employment with his former employer. A pro rata portion of the bonus must be repaid if he voluntarily resigns or is terminated for cause within 36 months of his start date.

  •
  Mr. Neppl.  In May 2019, we appointed Mr. Neppl as our Chief Financial Officer. In connection with his appointment and as part of his employment agreement, we provided Mr. Neppl with a one-time signing bonus of $500,000 A pro rata portion of the bonus must be repaid if he voluntarily resigns or is terminated for cause within 24 months of his date of hire. In addition, we granted Mr. Neppl performance-based restricted stock units with a target value at the time of grant equal to $500,000 and time-based restricted stock units with a target value at the time of grant equal to $750,000 that vest subject to his continued employment. We aligned the amount and the mix of equity awards and the vesting requirements of these awards with the amount and schedule of awards that Mr. Neppl forfeited by terminating his employment with his former employer.

Each of the signing bonuses and equity awards described above were an integral part of the named executive officer's total compensation package, which was essential to the successful recruitment of each of these individuals. The amount of each of the signing bonuses was determined based on arm's-length negotiations and input on competitive compensation practices provided by our independent compensation consultant.

Promotion of two existing executive officers.    In May 2019, we announced a new global operating model that, when completed, better aligns with our principal commercial activities. In connection with the change in organizational structure, several changes were made to our leadership structure, including those highlighted below. In connection with these promotions, we reviewed the compensation of Messrs. Padilla and Dimopoulos and made adjustments, where necessary, in order to reflect their increased scope of responsibilities and the market competitive positioning for comparable positions at our peer comparator groups based on input from our independent compensation consultant.

  •
  Mr. Padilla.  Raul Padilla was appointed President, Global Operations. In this role, Mr. Padilla manages all physical handling and processing assets, with a particular focus on our processing value chains, including milling operations. In connection with Mr. Padilla's promotion, we increased his base salary to $1,039,445 (from $940,781 in 2018) and increased his target annual incentive award to 125% of base salary (from 100% in 2018).

  •
  Mr. Dimopoulos.  Christos Dimopoulos was appointed President, Global Supply Chains. In this role, Mr. Dimopoulos leads the physical commodity supply chains that support our handling and processing assets. Mr. Dimopoulos is responsible for the trade flows, freight and distribution that serves our operations and those of our customers. No changes were made to Mr. Dimopoulos' base salary or target annual incentive award as a result of this appointment.

Termination of three former named executive offices.    As part of our leadership refreshment process, we replaced three of our former named executive officers, including Soren Schroder, our former Chief Executive Officer; Gordon Hardie, our former President, Food & Ingredients; and Thomas Boehlert, our former Chief Financial Officer. Each of these terminations qualified as a termination without cause, entitling the former executive officers to severance payments and benefits under existing employment arrangements that were aligned with market practices, including our equity incentive plan. In addition, in order to provide for an orderly transition of our chief executive officer responsibilities, we entered into a separation agreement with Mr. Schroder in December 2018. The agreement provided for a one-time transition bonus of $3,000,000 in order to ensure that he remained employed with the Company through June 2019 to provide organizational continuity, support the selection of a new chief executive officer and ensure a smooth transition of responsibilities.

Other One-Time Pay Actions in 2019—Special Recognition

Earlier in 2019, in order to recognize the exceptional success in exceeding our Global Competitive Program cost reduction targets in 2017 and 2018, we granted Mr. Boehlert a one-time award of 27,500 time-based restricted stock units with a target value at the time of grant of $1,500,000.

Annual Incentive Compensation Performance Targets

In addition to actions taken in 2019 in connection with the transition of Company leadership, I would like to highlight the following performance metrics used by the Human Resources and Compensation Committee in determining the payout amounts under our annual incentive compensation programs.

Annual Incentive Plan.    We provide executive officers an opportunity to earn cash incentive awards under an annual, performance-based incentive plan, which we refer to as the Annual Incentive Plan. The Annual Incentive Plan provides cash incentives that are directly related to the achievement of predetermined financial and strategic measures, based on a formula related to total Bunge and segment financial performance, and achievement of strategic initiatives that are aligned with our long-term strategy and goals.

For 2019, the Human Resources and Compensation Committee allocated Annual Incentive Plan metrics between (i) return on invested capital for Bunge as a whole and/or for the segment for which a named executive officer had primary responsibility and (ii) earnings before interest and taxes for Bunge as a whole and at the segment level, based on the primary responsibilities of the named executive officer. All named executive officers had a minimum of 40% of their annual incentive opportunity based on the performance of Bunge as a whole. Target levels were aligned with the annual business plan and reflected the achievement of market competitive financial performance. The proxy statement contains details regarding the specific performance targets and the relative weighting of the performance metrics for each named executive officer.

In addition to the attainment of financial metrics, each named executive officer was evaluated on the achievement of individual performance objectives that relate to the achievement of specific aspects of our business plans and strategies, as well as other initiatives relating to the executive's position. For 2019, these individual performance objectives were aligned to our strategic objectives of delivering operational performance, strengthening our financial discipline and optimizing our portfolio. For example, in 2019, we attained the highest total oilseed crush volume and capacity utilization rates and the lowest soy and sunseed crushing industrial unit costs in five years; we advanced several portfolio actions, including the completion of a 50/50 sugar and bioenergy joint venture in Brazil; we achieved $50 million of additional savings under our Global Competitiveness Program; we elevated our risk management and rigor; and we increased our operating cash flows and maintained disciplined capital expenditure controls, among other objectives. We have decided not to disclose the specific individual performance objectives used for purposes of the 2019 Annual Incentive Plan as we believe this disclosure could provide our competitors with insights regarding confidential business strategies without meaningfully adding to shareholders' understanding of the payout decisions.

Annual Risk Optimization Incentive Awards.    As leaders of Agribusiness supply chains and risk management and optimization, respectively, Messrs. Dimopoulos and Zachman had responsibility for both the structural results of the business and optimizing the contribution derived from managing the related physical and financial flows within our Agribusiness segment. Accordingly, they participated in two performance-based annual incentive plan opportunities in 2019—the Annual Incentive Plan—consistent with other named executive officers, and an annual risk optimization award opportunity based on the results of our Agribusiness product lines under their respective area of responsibility.

The annual risk optimization incentive award opportunity is linked directly to the achievement of pre-established performance objectives aligned with the long-term success of our Agribusiness product lines, and, in order to receive an award payout, a threshold performance level must be achieved. The performance metric used for the risk optimization incentive award is Risk Management Contribution, which we define as the aggregate contribution to earnings generated from optimizing the physical and financial flows of our Agribusiness product lines after applying working capital and risk capital charges to take into account the quality of earnings generated relative to the amount of capital utilized during the year.

In order to drive long-term value creation and ensure results are sustainable, the Human Resources and Compensation Committee requires that 50% of the risk optimization award payout be deferred in the form of restricted stock units over a three-year period and be at-risk based on future performance of the Agribusiness product lines. The restricted stock units are eligible to be paid out in three annual installments, subject to reduction or forfeiture in the event of (i) a cumulative annual risk management loss for the Agribusiness product lines during the deferral period; (ii) an executive's voluntary resignation of employment for any reason; or (iii) an executive's termination of employment for "cause."

In March 2020, the Human Resources and Compensation Committee determined that the Risk Management Contribution target of $280 million for the 2019 performance period was achieved and decided to award the Annual Risk Optimization Incentive Awards at 100% of target.

Participation in both performance-based annual incentive plans reflects the fact that Messrs. Dimopoulos and Zachman are key contributors to both the overall success of Bunge Limited and their unique roles within our organization as leaders of Agribusiness supply chains and risk management and optimization, respectively. The annual risk optimization incentive has been structured to align with best practices for designs in commodity-based environments. The following table includes a comparison of the two annual incentive programs:

Design Element
	Performance Metric	Time Period	Form of Award
Annual incentive plan	• 40% Bunge Ltd. ROIC and EBIT • 40% Agribusiness ROIC and EBIT • 20% Individual	One year	100% cash
Annual risk optimization incentive	100% Risk Management Contribution	• One year for the initial award determination • Three-year deferral for 50% of earned award (remains at-risk)	• 50% cash • 50% restricted stock units with three-year service vesting and subject to performance clawbacks for cumulative losses

The annual risk optimization incentive award opportunity, when combined with the annual incentive, is intended to align the compensation we provide for these positions with that provided to comparable executives in commodity-based environments in the comparator groups (in terms of total pay opportunity, mix of fixed and at-risk pay, mix of cash and equity, and mix of short- and long-term incentives).

Ongoing Commitment to Align Compensation to Performance and Long-Term Shareholder Interests

Our executive compensation program is designed to incentivize actions that drive long-term value creation at Bunge. Our compensation program is focused on utilizing performance-based incentives built around metrics that we consider to be key drivers of shareholder value creation while targeting median compensation levels. We have a history of aligning executive compensation with performance and, in the past, the design of our executive compensation program has reinforced our philosophy that below-target performance results in executive compensation which is significantly below targeted amounts. Our Board has also demonstrated the willingness to make changes in senior management when warranted due to unsatisfactory performance. We continue to look for ways to further enhance our pay-for-performance philosophy. For 2019, 91% of our Chief Executive Officer's targeted compensation was at-risk, with 76% of his incentive compensation comprised of equity-based awards, reinforcing the strong alignment with long-term shareholder interests. Shareholder feedback has been a key input to our executive compensation programs which now reflects market best practices and strategies for linking pay and performance, and we will continue to solicit shareholder feedback on the overall design of our executive compensation programs.

For the reasons set forth above, I urge you to vote "FOR" our Say-on-Pay proposal (Item No. 3). Even if you have already voted, you can change your vote at any time before the 2020 Annual General Meeting as described in more detail in our proxy statement.

If you have any questions or require assistance in voting your shares or changing your vote, please contact our proxy solicitor, Innisfree M&A Incorporated, at (888) 750-5834.

I appreciate your time and consideration on these matters and ask for your support of the Board's recommendation. Our proxy statement, this supplemental proxy material and our 2019 Annual Report are available through the "Investors—Governance" section of our website, www.bunge.com.

Kathleen Hyle Chair of the Board of Directors